Exhibit 99.1

Shailesh Kotwal to retire from U.S. Bank in first half of 2025

Search for new Payment Services leadership to begin immediately

MINNEAPOLIS (August 21, 2024) – U.S. Bancorp (NYSE: USB), parent company of U.S. Bank, announced today that Shailesh Kotwal, vice chair of Payment Services, intends to retire from the company in the first half of 2025.

“For nearly a decade, Shailesh has been a forward-looking champion of payments and money movement and a leader who has inspired our organization to expand its capabilities in a rapidly evolving area of the industry,” said Andy Cecere, U.S. Bancorp chairman and CEO. “He has been an advocate and friend, and we now have the opportunity to wish him well as he moves onto his next milestone: retirement.”

Kotwal, 60, will remain in his role for several months, and a search for new Payment Services leadership will begin immediately. He will work with the company to ensure a smooth transition for employees, clients and partners alike.

Kotwal has been with the bank since 2015, leading Payment Services and providing a key voice on the Board of Directors for Elavon Financial Services in Europe. He was a guiding force in the company’s expansion of digital- and card-based payments and money movement capabilities to consumers, businesses and institutions across two continents. All told, his career in international financial services spanned 35 years.

“We have grown our expertise, expanded our reach via partnerships, and brought innovation to millions of customers under Shailesh’s leadership,” said Gunjan Kedia, president of U.S. Bancorp. “We appreciate all Shailesh has done as payments transformed rapidly during his tenure, and we wish him all the best as he prepares for his well-earned retirement.”

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About U.S. Bank

U.S. Bancorp, with more than 70,000 employees and $680 billion in assets as of June 30, 2024, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2024 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Contacts

Investors:

George Andersen, director of investor relations, U.S. Bancorp Investor Relations

george.andersen@usbank.com

Media:

David Palombi, executive vice president, chief communications officer, U.S. Bank Public Affairs and Communications

david.palombi@usbank.com

U.S. Bank Confidential